EXHIBIT 10.13
Symetra Financial Corporation (the “Company”)
Material Terms and Conditions of the Executive Severance Pay Plan
Set forth below are the material terms and conditions of the Company’s Executive Severance Pay Plan (the “Plan”):
•	Term: The Plan will be effective as of the date of adoption of the Plan (the “Effective Date”) by the Compensation Committee of the Board of Directors of the Company (the “Committee”) and will continue until the earlier of (a) one year after the Effective Date and (b) an initial public offering of the common stock of the Company (an “IPO”); provided that, in the event of a Change in Control (as defined below) prior to the normal expiration of the Plan, the Plan will instead expire on the second anniversary of such Change in Control.

•	Eligibility: Eligibility for the Plan is limited to those current employees of the Company and its subsidiaries who, as of the Effective Date, hold outstanding awards under the Company Performance Share Plan for 2007-2009 (the “Performance Share Plans” and, such employees, the “Participants”).

•	Plan Benefits: Participants who experience a Qualifying Termination (as defined below) during the term of the Plan are entitled to, subject to the release requirement described below, a lump sum cash payment within 10 business days following the date that the release agreement described below becomes irrevocable in an amount equal to (a) the applicable Multiple (as defined in Annex A hereto) times his or her annual base salary at the time of termination plus (b) one times (i) his or her target Annual Incentive Bonus established for the year in which the termination occurs or (ii) if a Participant is eligible for a Sales Incentive Bonus and not an Annual Incentive Bonus, his or her Sales Incentive Bonus earned in the year prior to the year in which termination occurs.

•	Qualifying Termination: For purposes of the Plan, the term “Qualifying Termination” with respect to any Participant means that such Participant’s active employment with the Company, its subsidiaries and the Company’s direct and indirect parents (“Parents”) is (a) involuntarily terminated at any time during the term of the Plan by the Company without Cause (as defined below) or (b) terminated during any portion of the term of the Plan following a Change in Control through a Constructive Termination (as defined below). Qualifying Terminations do not include terminations due to death or disability of a Participant.

•	Release Requirement: Notwithstanding anything to the contrary, the payment of Plan benefits to any Participant who experiences a Qualifying Termination will be conditioned on such Participant executing and delivering to the Company a customary release of claims (in form and substance satisfactory to the Company) against the Company, its affiliates and their respective directors and employees, which must be effective and irrevocable within two months following such Qualifying Termination or the Participant will forfeit all rights under the Plan.

•	Tax Withholding: Any amounts payable under the Plan are subject to any required tax withholdings or deductions.

•	Waiver of Other Severance Benefits: Amounts payable under the Plan are in lieu of, and, as a condition to payment under the Plan, Participants must waive all rights to, any other severance, retention or change in control payments or benefits from the Company, its subsidiaries or its Parents, including under the Company Senior Executive Change in Control Severance Pay Plan, other than (a) any awards under the Company Performance Share Plans and (b) the Company Retention Bonus Plan.

•	Plan Administrator: Unless delegated by the Committee, the Committee will be the administrator of the Plan. The Plan administrator is responsible for the administration of the Plan and has the authority to interpret the terms of the Plan.

•	Certain Definitions: For purposes of the Plan, the following terms will have the following meanings.
•	“Cause” means (a) an act or omission by a Participant that constitutes a felony, or (b) willful gross negligence or willful gross misconduct by a Participant in connection with his or her employment which causes, or is likely to cause, material loss or damage to the Company. A transfer of a Participant’s employment from the Company to a subsidiary (or any Parent) or vice versa will not, by itself, be considered a termination without “Cause”.

•	“Change in Control” means any person, corporation or other entity or group becoming, whether by merger, consolidation, stock purchase or otherwise, the beneficial owner, directly or indirectly, of securities of the Company representing 100% of the combined voting power of the Company’s outstanding voting securities.

•	“Constructive Termination” means a termination of employment with the Company, its subsidiaries and its Parents at the initiative of a Participant that the Participant declares, by prior written notice delivered to the Secretary of the Company within 30 days following the occurrence of the circumstances listed in clauses (a) through (c) below, to be a Constructive Termination by the Company and its subsidiaries and which follows (a) a material decrease in his/her base salary or target total annual compensation, (b) a material diminution in the authority, duties or responsibilities of his/her position (including a requirement that he or she report to an officer or employee instead of reporting directly to the board of directors of the Company) or (c) a relocation of the Participant’s office without his or her consent to a location that is more than 100 miles from his or her then-current office. Notwithstanding anything herein to the contrary, a Constructive Termination will not occur until and unless 30 days have elapsed from the date the Company receives such written notice from the Participant and, during that period, the Company fails to cure the circumstance serving as the basis on which the declaration of Constructive Termination is given.

Annex A
The term “Multiple” means: (a) for each of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Company, two and (b) for each other Participant, 1.5.